Exhibit 10.1

THIRD AMENDMENT
TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT ("Third Amendment"), dated as of May 20, 2015, is made and entered into by and between AUTOBYTEL INC., a Delaware corporation ("Borrower"), and MUFG UNION BANK, N.A., formerly Union Bank, N.A. ("Bank").

RECITALS:

A.         Borrower and Bank are parties to that certain Loan Agreement dated as of February 26, 2013, that certain Consent dated July 29, 2013, that certain First Amendment dated September 10, 2013 and that certain Second Amendment dated January 13, 2014 (collectively the “Agreement”), pursuant to which Bank agreed to extend credit to Borrower in the form of a revolving line of credit and term loan.

B.         Borrower has requested that Bank agree to amend the Agreement in certain respects including, but not limited to, (a) the approval of Borrower’s acquisition of CDK Global, LLC’s automotive leads generation and sales business, (b) the addition of a new Fifteen Million Dollar ($15,000,000) term loan, and (c) the amendment of certain financial covenants. Bank is willing to amend the Agreement, subject, however, to the terms and conditions of this Third Amendment.

C.         Borrower has informed Bank that it intends to purchase CDK Global, LLC’s automotive leads generation and sales business (the “Acquisition”) in accordance with the terms of the stock purchase agreement entered into in May of 2015 (“Purchase Agreement”). Borrower has requested that Bank consent to the Acquisition notwithstanding any provisions to the contrary contained in the Agreement.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank hereby agree as follows:

1.         Defined Terms.  Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.         Amendments to the Agreement.

(a) Notwithstanding any provisions to the contrary in the Agreement, Bank hereby consents to the Acquisition, provided that (a) the purchase price for such Acquisition does not exceed Nineteen Million Dollars ($19,000,000) in total consideration (excluding any purchased working capital), (b) such Acquisition is consummated substantially in accordance with the Purchase Agreement, (c) the Acquisition closes on or before July 1, 2015, and (d)  both before and after giving effect to such Acquisition, no default or Event of Default shall exist under the Agreement after giving effect to the forgoing consent.

(b) Section 1.1.1 of the Agreement, which relates to the Revolving Loan, is hereby amended by substituting the new maturity date of “April 30, 2018” for the existing maturity date of “March 31, 2017” appearing in line eight thereof.

(c) Section 1.1.1.1 of the Agreement, which relates to the Standby L/C Sublimit, is hereby amended by substituting the new maturity date of “April 30, 2019” for the existing maturity date of “March 31, 2018” appearing in line twelve thereof.

(d) Section 1.1 of the Agreement, which related to the Credit Facilities, is hereby amended by adding a new Section, 1.1.3, for the new term loan, which shall read as follows:

“1.1.3                 Term Loan 2.  Pursuant to the terms and conditions of the Third Amendment, Bank shall make a new term loan (“Term Loan 2”) to Borrower in one disbursement on the closing date of the Third Amendment in the aggregate principal amount of Fifteen Million Dollars ($15,000,000). Proceeds of Term Loan 2 are to be used to finance a portion of the acquisition of CDK Global, LLC’s automotive leads generation and sales business (“Acquisition”). Borrower’s obligation to repay the principal amount of Term Loan 2, together with accrued interest thereon, shall be evidenced by a promissory note (“Term Note 2”), issued by Borrower in favor of Bank on the standard form used by Bank to evidence its commercial loans. Term Note 2 shall provide for quarterly payments of principal and interest as set forth therein and shall be fully repaid by no later than June 30, 2020.”

(e) Section 3.8 of the Agreement, which relates to Financial Statements, is hereby deleted in its entirety and replaced with the following :

“3.8           Financial Statements.  Borrower’s financial statements, including both a balance sheet at March 31, 2015, together with supporting schedules, and an income statement for the three (3) months ended March 31, 2015, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since March 31, 2015 through the date of the Third Amendment, there has been no material adverse change in Borrower’s financial condition or operations.”

(f) Section 4.6 of the Agreement, which relates to Minimum Liquidity, is hereby deleted in its entirety and replaced with the following :

“4.6           Minimum Liquidity.  Borrower will, at all times, maintain a minimum Liquidity of at least the following :

(i)	Ten Million Dollars ($10,000,000) from the day of the closing of the Third Amendment through September 29, 2015, increasing to
(ii)	Eleven Million Dollars ($11,000,000) from September 30, 2015 through December 30, 2015, increasing to
(iii)	Twelve Million Dollars ($12,000,000) from December 31, 2015 through June 29, 2016, increasing to
(iv)	Thirteen Million Dollars ($13,000,000) from June 30, 2016 through December 30, 2016, increasing to
(v)	Fourteen Million Dollars ($14,000,000) on December 31, 2016 and for every period thereafter.

“Liquidity” to be defined as cash and equivalents either (i) held with Bank or (ii) with a S&P or Moody’s rating of at least A1 or P1 and maturing in less than 90 days from the date of determination. For avoidance of doubt, all restricted cash shall be excluded from this Liquidity calculation.”

(g) Section 4.7 of the Agreement, which relates to Minimum Annual EBITDA, is hereby deleted in its entirety and replaced with the following :

“4.7           Minimum Annual EBITDA.  Borrower will, at the end of each fiscal year, maintain a minimum EBITDA of at least the following :

(i)	Seven Million Five Hundred Thousand Dollars ($7,500,000) for the 2015 fiscal year, increasing to
(ii)	Nine Million Dollars ($9,000,000) for the 2016 fiscal year, and each fiscal year end thereafter.

“EBITDA” to be defined as earnings before interest, taxes, depreciation, amortization, non cash share-based compensation, and other non-cash charges expensed for the applicable period.”

(h) Section 4.8 of the Agreement, which relates to Quarterly EBITDA, is hereby deleted in its entirety and replaced with the following :

“4.8           Quarterly EBITDA.  Borrower will, at the end of each fiscal quarter, maintain a minimum EBITDA of at least One Million Dollars ($1,000,000) for the fiscal quarter ended June 30, 2015 and the following amounts for each fiscal quarter thereafter:

Minimum Amount	Quarter

One Million Five Hundred Thousand Dollars ($1,500,000)	ending March 31st
One Million Seven Hundred Fifty Thousand Dollars ($1,750,000)	ending June 30th
Two Million Two Hundred Fifty Thousand Dollars ($2,250,000)	ending Sept. 30th
Two Million Dollars ($2,000,000)	ending December 31st

(i) Section 4.9 of the Agreement, which relates to Tangible Net Worth, is hereby deleted in its entirety.

(j) Section 5.2 of the Agreement, which relates to Borrowings, is hereby amended by deleting subsection iv) allowing for Five Million Dollars ($5,000,000) in convertible subordinated promissory notes to the former owners of Autotropolis, Inc. and Cyber Ventures, Inc.

3.         Effectiveness of this Third Amendment.  This Third Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a)   A counterpart of this Third Amendment, duly executed by Borrower;

(b)   A replacement Revolving Note superseding in its entirety the existing Revolving Note dated January 13, 2014;

(c)   A new Term Note 2;  and

(d)   Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Third Amendment.

4.         Ratification.

(a)         Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b)         Upon the effectiveness of this Third Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Third Amendment,

5.         Representations and Warranties.  Borrower represents and warrants as follows:

(a)         Each of the representations and warranties contained in Section 3 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b)         The execution, delivery and performance of this Third Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower; and

(c)         Except as previously disclosed to Bank, no event has occurred and is continuing or would result from this Third Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6.         Governing Law.  This Third Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7.         Counterparts.  This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

“Borrower”

AUTOBYTEL INC.

By: /s/ Jeffrey H. Coats
Jeff Coats
Chief Executive Officer

By: /s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary

“Bank”

MUFG UNION BANK, N.A.

By: /s/ Kjell Gronvold
Kjell Gronvold
Managing Director